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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

Flair Investment Holdings
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   (Last)               (First)                 (Middle)

Woodbourne Hall, P.O. Box 3162
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                                    (Street)

Road Town                          Tortola, British Virgin Islands
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   (City)                           (State)                       (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

May 8, 1998
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3. IRS Identification Number of Reporting Person (if an Entity)

(Voluntary)
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4. Issuer Name and Ticker or Trading Symbol

Tommy Hilfiger Corporation (Symbol TOM)
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing  (Check applicable line)

   [ X ] Form Filed by One Reporting Person

   [   ] Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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   Ordinary Shares, par                  3,070,940                   I                    Flair Investment Holdings Limited, a
   value $.01 per share                                                                   British Virgin Islands corporation, owns
   ("Ordinary Shares")                                                                    49.9975% of the capital stock of
                                                                                          Sportswear Holdings Limited, a British
                                                                                          Virgin Islands corporation. Sportswear
                                                                                          Holdings Limited owns 70% of the capital
                                                                                          stock of AIHL Investment Group Limited, a
                                                                                          British Virgin Islands corporation. AIHL
                                                                                          Investment Group Limited owns 97% of the
                                                                                          capital stock of Blackwatch Investments
                                                                                          Limited, a British Virgin Islands
                                                                                          corporation. Blackwatch Investments
                                                                                          Limited owns 100% of the capital stock of
                                                                                          Pepe Jeans London Corporation, a British
                                                                                          Virgin Islands corporation. Pepe Jeans
                                                                                          London Corporation is the record owner of
                                                                                          9,045,930 Ordinary Shares.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Securities                    Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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Explanation of Responses:


FLAIR INVESTMENT HOLDINGS LIMITED

By:     /s/ Lawrence S. Stroll                                   5/14/98
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   Name:    Lawrence S. Stroll                                    Date
   Title:   Director


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